EXHIBIT 99.1

For Immediate Release

Cooper-Standard Automotive Announces Executive Promotions
McElya named Chairman of the Board and CEO; Hasler named Chief Operating Officer for Cooper-Standard Automotive

Novi, Mich., September 6, 2006 — Cooper-Standard Automotive announced today that James McElya has been named Chairman of the Board of Directors and Chief Executive Officer of the company. McElya had previously served as President and CEO. S.A. ‘‘Tony’’ Johnson, who had previously served as Chairman, assumed the role of Lead Director.

The company also announced the appointment of Ed Hasler as its President and the newly-created role of Chief Operating Officer. Hasler is responsible for leading the global operational activities for the company’s three divisions. For the past three years Hasler has been President of the company’s Global Sealing division, and prior to that Hasler was in charge of the company’s International division. Hasler will retain his role as President of the Global Sealing division in addition to his new responsibilities. ‘‘Ed’s new responsibilities are a reflection of his excellent qualifications and the successes he has created within the company,’’ stated Jim McElya, Chairman and Chief Executive Officer of Cooper-Standard Automotive. ‘‘As Cooper-Standard continues to grow, Ed’s operational guidance will be invaluable.’’ Hasler reports to Jim McElya, and is based at the company's headquarters in Novi, Mich.

About Cooper-Standard Automotive
Cooper-Standard Automotive Inc., headquartered in Novi, Mich., is a leading global automotive supplier specializing in the manufacture and marketing of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems, and NVH control systems. Cooper-Standard Automotive Inc. employs more than 16,000 people across 61 facilities in 14 countries. For more information, visit the company's Web site at: www.cooperstandard.com.

Cooper-Standard is a privately-held portfolio company of The Cypress Group and Goldman Sachs Capital Partners Funds.

The Cypress Group is a private equity investment firm managing more than $3.5 billion of capital. Cypress has an extensive track record of making growth-oriented investments in targeted industry sectors and building equity value alongside proven management teams.

The GS Capital Partners Funds are part of Goldman Sachs’ Principal Investment Area in the Merchant Banking Division. Goldman Sachs is one of the oldest and largest investment banking firms and is also a global leader in private corporate equity and mezzanine investing. Goldman Sachs’ Principal Investment Area has formed 12 investment vehicles aggregating $35 billion of capital to date.

Contact for Media:
Barry VonLanken, Cooper-Standard Automotive, (260) 927-3314,
bgvonlanken@cooperstandard.com

# # #